Exhibit 10.1
STOCK PURCHASE AGREEMENT
          This Stock Purchase Agreement (this “Agreement”) is entered into as of this 1st day of February 2006, by and between Lancaster Colony Corporation (the “Company”) and the Estate of Dorothy B. Fox (the “Estate”).
          WHEREAS, the Estate desires to sell 100,000 shares of Company common stock (the “Shares”); and
          WHEREAS, the Company has previously announced a stock repurchase program; and
          WHEREAS, the Estate has made an offer to sell the Shares to the Company at a price per share equal to the average of the closing prices of the Company’s common stock over the eight (8) trading days beginning on February 1, 2006;
          NOW, THEREFORE, the parties agree as follows:
1.	Purchase of Shares. The Company hereby agrees to purchase the Shares for a total purchase price equal the product of (i) the average of the closing prices of the Company’s common stock over the eight (8) trading days beginning on February 1, 2006 times (ii) 100,000 (the “Purchase Price”). The Purchase Price shall be paid by wire transfer on February 13, 2006.

2.	Representations of the Estate. The Estate represents and warrants to the Company that Robert L. Fox (the “Executor”) is the legally appointed executor of the Estate and that the Executor has all required authority to sell the Shares on behalf of the Estate. The Estate represents and warrants to the Company that the Shares are free and clear of all liens and encumbrances.

3.	Delivery of Shares. Upon execution of this Agreement, the Estate will deliver the Shares to the Company with a duly executed stock power.

4.	Miscellaneous. This Agreement shall be governed by Ohio law.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first written above.

LANCASTER COLONY CORPORATION		ESTATE OF DOROTHY B. FOX

By:	/s/ JOHN B. GERLACH, JR.	By:	/s/ ROBERT L. FOX
	John B. Gerlach, Jr.		Robert L. Fox, Executor
President and Chief Executive Officer